Exhibit 99.3

COMPANY REPRESENTATION LETTER UNDER ITEM 8.A.4 OF FORM 20-F

Alta Global Group Limited, a foreign private issuer and Australian public company (the “Company), confidentially submitted to the Securities and Exchange Commission (the “Commission”) on September 13, 2023, a draft registration statement on Form F-1, as amended (the “Draft Registration Statement”), relating to a proposed initial public offering and listing in the United States of the Company’s ordinary shares (“Ordinary Shares”). This representation letter is attached as an exhibit to the Draft Registration Statement. The Company is not currently a publicly reporting company on any stock exchange.

The Draft Registration Statement currently contains audited consolidated financial statements as of and for the fiscal year ended June 30, 2022, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (collectively, the “Financial Statements”). Item 8.A.4 of Form 20-F (“Item 8.A.4”), which is applicable to the Draft Registration Statement pursuant to Item 4(a) of Form F-1, states that in the case of a foreign private issuer’s initial public offering, the registration statement must contain audited financial statements as of a date not older than twelve months at the time of filing and upon effectiveness, unless the issuer is able to make certain representations. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

As of the filing date of the Draft Registration Statement and the anticipated time of effectiveness of the Draft Registration Statement, the audited consolidated financial statements included in the Draft Registration Statement will be more than twelve months old. As such, the Company is providing this representation letter pursuant to Instruction 2 to Item 8.A.4, which provides that a “company may comply with only the 15-month requirement in Item 8.A.4 if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

We hereby represent to the Commission that:

1.	The Company is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than twelve months from the date of filing the Draft Registration Statement or from the date of effectiveness of the Draft Registration Statement.

2.	Compliance with Item 8.A.4 would be impracticable and would involve undue hardship for the Company.

If you have any questions or comments regarding the information in this letter, please contact Jeffrey Fessler of Sheppard, Mullin, Richter & Hampton LLP (“SMRH”), our U.S. counsel, at 212-634-3067 or JFessler@sheppardmullin.com.

Very truly yours,

ALTA GLOBAL GROUP LIMITED

/s/ Neale Java
Neale Java
Chief Financial Officer